Exhibit 10-b-3

DESCRIPTION OF PERFORMANCE GOALS
ESTABLISHED IN CONNECTION WITH 2013 FISCAL YEAR OF
LONG-TERM INCENTIVE PLANS

The Compensation and Management Development Committee of the Board of Directors of Meritor, Inc. (“Meritor”), established a cash performance plan for the three-year performance period ending September 30, 2015 (the “2015 Plan”), and also established targets for the 2013 fiscal year of the cash performance plan for the three year performance period ending September 30, 2013 (the “2013 Plan”) and the cash performance plan for the three year performance period ending September 30, 2014 (the “2014 Plan”), under Section 13 of the 2010 Long-Term Incentive Plan. Performance goals for each of the performance plans are based on three one-year targets, which are set at the beginning of each one year period within the three year performance period. For the 2013 fiscal year of each of the 2013 Plan, the 2014 Plan and the 2015 Plan, these targets are based on a targeted Adjusted EBITDA margin that was set at the beginning of the fiscal year.

For the 2013 Plan, participants can earn from 0% to 300% of his target award, based on actual performance against specified levels. For the 2014 and 215 Plans, participants can earn from 0% to 200% of his target award, based on actual performance against specified levels. At the end of the three year performance period, the total amount paid will be the sum of the percentages of target award earned for each year.

In addition, for the 2014 Plan and the 2015 Plan, there is established a penalty threshold for significant underperformance in a given year. This penalty threshold is established at the beginning of the year, when the target is set. If Meritor’s Adjusted EBITDA margin for the year falls below the penalty threshold, a penalty would be applied to the final three-year award. The penalty would be capped at 50% for each year in the cycle.